Exhibit 5.1

November 1, 2022

Jefferies Financial Group Inc.

520 Madison Avenue

New York, New York 10022

Re:	Jefferies Financial Group Inc.: Deferred Compensation Obligations Issuable Under the Deferred Compensation Plan

Ladies and Gentlemen:

I am the General Counsel of Jefferies Financial Group Inc., a New York Corporation (“Jefferies” or the “Company”) and, in that capacity, have assisted in the preparation of the Registration Statement on Form S-8 to be filed by Jefferies with the Securities and Exchange Commission (the “Commission”) and effective on November 1, 2022 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder.

The Registration Statement is registering the offer and sale of $125,000,000 of Deferred Compensation Obligations of the Company (the “Obligations”), which may be deemed to be securities offered and sold under the Company’s Deferred Compensation Plan, as Amended and Restated as of November 1, 2022 (the “DCP”).

I have examined the Registration Statement, copies of the Company’s Restated Certificate of Incorporation, Amended and Restated By-Laws, resolutions adopted by the Company’s Board of Directors and Compensation Committee, the Compensation Committee Charter, the DCP and such other documents as I have deemed relevant, and have made such inquiries as I have deemed appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies.

Based upon the foregoing, it is my opinion that the Obligations, when and to the extent issued in accordance with the terms of the DCP and the resolutions authorizing the DCP, will be validly issued by and binding obligations of the Company. My opinion is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

As of November 1, 2022, I owned 68,657 of the Company’s Common Shares.

Jefferies Financial Group Inc.

November 1, 2022

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ Michael J. Sharp
Michael J. Sharp
Executive Vice President and General Counsel,
Jefferies Financial Group Inc.